Master Manufacturing Services Agreement

Confidential Materials Omitted, Designated Herein as [***], and Filed Separately with the Securities and Exchange Commission

Master Manufacturing Services Agreement
September 27, 2016

Table of Contents
ARTICLE 14
STRUCTURE OF AGREEMENT AND INTERPRETATION4
1.1MASTER AGREEMENT.    4
1.2PRODUCT AGREEMENTS.    4
1.3DEFINITIONS.    5
1.4CURRENCY.    10
1.5SECTIONS AND HEADINGS.    10
1.6SINGULAR TERMS.    10
1.7APPENDIX 1, SCHEDULES AND EXHIBITS.    10
ARTICLE 211
PATHEON'S MANUFACTURING SERVICES11
2.1MANUFACTURING SERVICES.    11
2.2ACTIVE MATERIAL YIELD.    13
ARTICLE 315
CLIENT'S OBLIGATIONS15
3.1PAYMENT.    15
3.2ACTIVE MATERIALS AND QUALIFICATION OF ADDITIONAL SOURCES OF SUPPLY.    15
ARTICLE 416
CONVERSION FEES AND COMPONENT COSTS16
4.1FIRST YEAR PRICING.    16
4.2PRICE ADJUSTMENTS – SUBSEQUENT YEARS’ PRICING.    16
4.3PRICE ADJUSTMENTS – CURRENT YEAR PRICING.    18
4.4ADJUSTMENTS DUE TO TECHNICAL CHANGES OR REGULATORY AUTHORITY     REQUIREMENTS.    18
4.5MULTI-COUNTRY PACKAGING REQUIREMENTS.    19
ARTICLE 519
ORDERS, SHIPMENT, INVOICING, PAYMENT19
5.1ORDERS AND FORECASTS.    19
5.2RELIANCE BY PATHEON.    21
5.3MINIMUM ORDERS.    22
5.4DELIVERY AND SHIPPING.    22
5.5INVOICES AND PAYMENT.    22
ARTICLE 623
PRODUCT CLAIMS AND RECALLS23
6.1PRODUCT CLAIMS.    23
6.2PRODUCT RECALLS AND RETURNS.    24
6.3PATHEON’S RESPONSIBILITY FOR DEFECTIVE AND RECALLED PRODUCTS.    24
6.4DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS.    25
6.5HEALTHCARE PROVIDER OR PATIENT QUESTIONS AND COMPLAINTS.    25
6.6SOLE REMEDY.    25
ARTICLE 725
CO-OPERATION26
7.1QUARTERLY REVIEW.    26
7.2GOVERNMENTAL AGENCIES.    26
7.3RECORDS AND ACCOUNTING BY PATHEON.    26
7.4INSPECTION.    23
7.5ACCESS.    27
7.6NOTIFICATION OF REGULATORY INSPECTIONS.    27
7.7REPORTS.    27
7.8REGULATORY FILINGS.    27
ARTICLE 828
TERM AND TERMINATION28
8.1INITIAL TERM.    28
8.2TERMINATION FOR CAUSE.    29
8.3PRODUCT DISCONTINUATION.    29
8.4OBLIGATIONS ON TERMINATION.    29
ARTICLE 931
REPRESENTATIONS, WARRANTIES AND COVENANTS31
9.1AUTHORITY.    31
9.2CLIENT WARRANTIES.    31
9.3PATHEON WARRANTIES.    32
9.4DEBARRED PERSONS.    33
9.5PERMITS.    33
9.6NO WARRANTY.    33
ARTICLE 1033
REMEDIES AND INDEMNITIES33
10.1CONSEQUENTIAL DAMAGES.    33
10.2LIMITATION OF LIABILITY.    34
10.3PATHEON INDEMNITY.    34
10.4CLIENT INDEMNITY.    35
10.5REASONABLE ALLOCATION OF RISK.    35
ARTICLE 1135
CONFIDENTIALITY35
11.1CONFIDENTIAL INFORMATION.    35
11.2    USE OF CONFIDENTIAL INFORMATION.    40
11.3    EXCLUSIONS.    403
11.4    PHOTOGRAPHS AND RECORDINGS.    39
11.5PERMITTED DISCOSURE.    40
11.6    MARKING.    40
11.7    RETURN OF CONFIDENTIAL INFORMATION.    404
11.8    REMEDIES.    395
ARTICLE 1238
DISPUTE RESOLUTION38
12.1COMMERCIAL DISPUTES.    38
12.2TECHNICAL DISPUTE RESOLUTION.    38
ARTICLE 1339
MISCELLANEOUS39
13.1INVENTIONS.    39
13.2INTELLECTUAL PROPERTY.    40
13.3INSURANCE.    40
13.4INDEPENDENT CONTRACTORS.    40
13.5NO WAIVER.    40
13.6ASSIGNMENT.    40
13.7FORCE MAJEURE.    41
13.8ADDITIONAL PRODUCT.    41
13.9NOTICES.    41
13.10SEVERABILITY.    42
13.11ENTIRE AGREEMENT.    42
13.12OTHER TERMS.    42
13.13NO THIRD PARTY BENEFIT OR RIGHT.    43
13.14EXECUTION IN COUNTERPARTS.    43
13.15USE OF CLIENT NAME.    43
13.16TAXES.    43
13.17GOVERNING LAW.    44

MASTER MANUFACTURING SERVICES AGREEMENT
THIS MASTER MANUFACTURING SERVICES AGREEMENT (the "Agreement") is made as of September 27, 2016 (the “Effective Date”)
B E T W E E N:
PATHEON MANUFACTURING SERVICES LLC,
a limited liability company existing under the laws of the State of Delaware
("Patheon"),
- and -
KERYX BIOPHARMACEUTICALS, INC.
a corporation existing under the laws of the State of Delaware
("Client").
THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:
ARTICLE 1
STRUCTURE OF AGREEMENT AND INTERPRETATION
1.1    Master Agreement.
This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon may perform Manufacturing Services for Client or any Affiliate of Client, at the manufacturing site where Patheon or the Affiliate of Patheon resides. This “master” form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of multiple Products through Patheon’s global network of manufacturing sites through the issuance of site specific Product Agreements without having to re-negotiate the basic terms and conditions contained herein.
1.2    Product Agreements.
This Agreement is structured so that a Product Agreement may be entered into by the parties for the manufacture of a particular Product or multiple Products at a Patheon manufacturing site. Each Product Agreement will be governed by the terms and conditions of this Agreement unless the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be in the general form and contain the information set forth in Appendix 1 hereto.
1.3    Definitions.
The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:
"Active Materials", “Active Pharmaceutical Ingredients” or “API” means the materials listed in a Product Agreement on Schedule D;
"Active Materials Credit Value" means the value of the Active Materials for certain purposes of this Agreement, as set forth in a Product Agreement on Schedule D;
“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);
"Affiliate" means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;
For this definition, "control" means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation;
“Annual Product Review Report” means the annual product review report prepared by Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);
"Annual Report" means the annual report to the FDA prepared by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);
"Annual Volume" means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;
"Applicable Laws" means (i) for Patheon, all Laws, including, without limitation, (A) those of the State of North Carolina or the local jurisdiction for Patheon Affiliate, in any event being the jurisdiction where the Manufacturing Site is located, and (B) FDA and EMA regulations, governing or related to any and all activities of Patheon and its Affiliates under this Agreement; and (ii) for Client and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement;
"Authority" means any governmental or regulatory authority, subdivision, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;
“Breach Notice” has the meaning specified in Section 8.2(a);
"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in the jurisdiction of the applicable manufacturing site;
“Capital Equipment Agreement” means a separate agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;
"cGMPs" means, as applicable, current good manufacturing practices as described in:

(a)	Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;

(b)	EC Directive 2003/94/EC; and

(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);
together with the latest Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;
“Client Intellectual Property” means (a) Intellectual Property of Client existing prior to the Effective Date, including but not limited to, inventions, ideas, discoveries, developments, technical information, know-how and confidential information existing prior to the Effective Date, (b) Intellectual Property that is developed, discovered or created outside of either Party’s performance under this Agreement which is specific to, or dependent upon, Client’s Active Material, Product, and/or any Client Confidential Information, and (c) Intellectual Property that is developed, discovered, or created in connection with this Agreement which is specific to, or dependent upon, Client’s Active Material, Product, and/or any Client Confidential Information.
“Client Property” has the meaning specified in Section 8.4(e);
“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client, excluding the API;
“CMC” has the meaning specified in Section 7.8(c);
"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture the Products in accordance with the Specifications, other than the Active Materials;
“Confidential Information” has the meaning specified in Section 11.1;
“Deficiencies” have the meaning specified in Section 7.8(d);
"Deficiency Notice" has the meaning specified in Section 6.1(a);
“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(d);
“Disclosing Party” has the meaning specified in Section 11.1;
"EMA" means the European Medicines Agency;
"FDA" means the United States Food and Drug Administration;
"Firm Orders" have the meaning specified in Section 5.1(c);
“Force Majeure Event” has the meaning specified in Section 13.7;
"GST" has the meaning specified in Section 13.16(a)(ii);
"Health Canada" means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;
“Importer of Record” has the meaning specified in Section 3.2(a);
“Initial Product Term” has the meaning specified in Section 8.1;
“Initial Set Exchange Rate” means as of the Effective Date of a Product Agreement, the initial exchange rate set forth in the Product Agreement to convert one unit of the billing currency into the Patheon Manufacturing Site local currency, calculated as the daily average interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the 90 day period immediately preceding the Effective Date as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;
“Initial Term” has the meaning specified in Section 8.1;
"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, process, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;
"Invention" means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
"Inventory" means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;
"Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;
“Long Term Forecast” has the meaning specified in Section 5.1(a);
"Manufacturing Services" means the manufacturing, quality control, quality assurance, analytical testing, stability testing, packaging, and related services, as set forth in this Agreement, required to manufacture Product or Products using the Active Materials and Components;
"Manufacturing Site" means the facility owned and operated by Patheon where the Manufacturing Services will be performed as identified in a Product Agreement;
“Materials” means all Components and other items required to manufacture the Products in accordance with the Specifications, other than the Active Materials;
"Maximum Credit Value" means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth in a Product Agreement on Schedule D;
“Minimum Market Requirement” means the minimum percentage of Client’s or its Affiliates’ requirements for a Product in the Territory, if any, that must be purchased from Patheon or its Affiliates.
"Minimum Order Quantity" means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in a Product Agreement on Schedule B;
“Obsolete Stock” has the meaning specified in Section 5.2(b);
“Competitor” means (a) in the case of Patheon, a business that derives greater than 50% of its revenues from performing contract pharmaceutical development or commercial manufacturing services and (b) in the case of Client, a business whose primary focus is the research, development and/or commercialization of products that are competitive with the Products;
“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to or dependent upon, Client’s Active Material, Product, and/or Client Confidential Information, including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);
“Persistent Supply Failure” means Patheon’s failure to supply at least [***] of the quantity of Product ordered by Client (i) for [***] or longer of any forecast period; or (iii) on [***] or more orders during a Year.
“PPI” has the meaning specified in Section 4.2(a);
“Price” means the price measured in US Dollars to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components (other than Client-Supplied Components), certain cost items as set forth in a Product Agreement on Schedule B, and annual stability testing costs as set forth in a Product Agreement on Schedule C;
"Product(s)" means the product(s) listed in a Product Agreement on Schedule A;
“Product Agreement” means the agreement between Patheon and Client issued under this Agreement in the form set forth in Appendix 1 (including Schedules A to E) under which Patheon will perform Manufacturing Services at a particular Manufacturing Site;
“Product Claims” have the meaning specified in Section 6.3(d);
"Quality Agreement" means the agreement (the general form of which is set forth in Exhibit B) between the parties entering a Product Agreement that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;
“Recall” has the meaning specified in Section 6.2(a);
“Recipient” has the meaning specified in Section 11.1;
"Regulatory Authority" means the FDA, EMA, and Health Canada and any other foreign regulatory agencies or Authorities competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;
“Remediation Period” has the meaning specified in Section 8.2(a);
“Representatives” means a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, professional advisors, or representatives;
“Resident Jurisdiction" has the meaning specified in Section 13.16(a)(i);
“Set Exchange Rate” means the exchange rate to convert one unit of the billing currency into the Patheon Manufacturing Site local currency for each Year, calculated as the average daily interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the full year period (October 1st [preceding year] to September 30th) as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;
“Shortfall Credit” has the meaning specified in Section 2.2(b);
"Specifications" means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in a Product Agreement on Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions, and processes;

(c)	storage requirements;

(d)	all environmental, health and safety information for each Product including material safety data sheets; and

(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product;
all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;
“Surplus” has the meaning specified in Section 2.2(c);
“Target Yield” has the meaning specified in Section 2.2(a);
"Tax" or "Taxes" have the meaning specified in Section 13.16(a);
"Technical Dispute" has the meaning specified in Section 12.2;
"Territory" means the geographic area described in a Product Agreement where Products manufactured by Patheon will be distributed by Client;
"Third Party Rights" means the Intellectual Property of any third party;
"VAT" has the meaning specified in Section 13.16(d);
"Year" means in the first year of this Agreement or in the first year of a Product Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.
“Yield Tolerance” has the meaning specified in Section 2.2(b); and
“Zero Forecast Period” has the meaning specified in Section 5.1(g).
1.4    Currency.
Unless otherwise agreed in a Product Agreement, all monetary amounts expressed in this Agreement are in United States Dollars (USD).
1.5    Sections and Headings.
The division of this Agreement into Articles, Sections, Subsections, and Appendix, Schedules and Exhibits and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix, Schedule or Exhibit refers to the specified Section, Appendix, Schedule or Exhibit to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix, Schedule or Exhibit of this Agreement.
1.6    Singular Terms.
Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.
1.7    Appendix 1, Schedules and Exhibits.
Appendix 1 (including the Schedules thereto) and the following Exhibits are attached to, incorporated in, and form part of this Agreement:
Appendix 1    - Form of Product Agreement (Including Schedules A to E)

Exhibit A	- Technical Dispute Resolution
Exhibit B    -    Commercial Quality Agreement

Exhibit C	- Monthly Active Materials Inventory Report

Exhibit D	- Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield

Exhibit E	- Example of Price Adjustment Due to Currency Fluctuation

ARTICLE 2
PATHEON'S MANUFACTURING SERVICES
2.1    Manufacturing Services.
Patheon will perform the Manufacturing Services for the Territory for the fees specified in a Product Agreement in Schedules B and C to manufacture Products for Client. Schedule B to a Product Agreement sets forth a list of cost items that are included or not included in the Price for Products; all cost items that are not included in the Price are subject to additional fees to be paid by the Client. Patheon may amend the fees set out in Schedules B and C to a Product Agreement as set forth in Article 4. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client, this consent not to be unreasonably withheld. Unless otherwise agreed in a Product Agreement, the Minimum Market Requirement shall be [***] of Client’s annual commercial requirements for Products offered for sale in the Territory for any Year. Patheon shall have the right, and the obligation, to supply the Minimum Market Requirement, provided that the Minimum Market Requirement shall be reduced to [***] in the event of any Persistent Supply Failure. Subject to any applicable Minimum Market Requirement, this Agreement is non-exclusive and nothing in this Agreement shall prevent Client from obtaining services from third parties that are equivalent or similar to the Manufacturing Services. To the extent specified in a Product Agreement, Patheon will be entitled to any applicable manufacturing tax credits that arise from performing the Manufacturing Services under this Agreement. In performing the Manufacturing Services, Patheon and Client agree that:

(a)	Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Products.

(b)
Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Client will be the responsibility of Patheon’s quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures. Prior to shipment of Products to Client, Patheon will provide to Client a certificate of analysis, certificate of origin (BSE / TSE statement) and a certificate of compliance, including a statement that the batch has been manufactured and tested in accordance with Specifications and cGMPs. Client Quality Assurance will review such documents prior to release. For routine or standard batches with no major issues or only minor deviations, Client will use good faith efforts to release the batches within 5 Business Days, or as otherwise agreed. Client will have sole responsibility to authorize a shipment from the manufacturing site and for the release of Products to the market. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information contained in those batch documents is Client property. Notwithstanding the foregoing, Client may make reasonable requests and shall be entitled to review the raw testing data, and other information set forth in the Quality Agreement.

(c)	Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon's expense and as required by the Specifications.

(d)
Stability Testing. Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C to a Product Agreement. Patheon will not make any changes to these testing protocols without prior written approval from Client. If a confirmed stability test failure occurs, Patheon will notify Client within one Business Day, after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation. The parties will use good faith efforts to determine the root cause of any failures and to allocate the costs. Patheon will give Client all stability test data and results at Client’s request.

(e)
Packaging and Artwork. Patheon will package the Products as set out in the Specifications. Client will be responsible for the cost of artwork development. Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers, expiration dates, serialization numbers, and 2D bar codes will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable Regulatory Authorities and other third parties responsible for the approval of the Products. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon's name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. At least 90 days prior to the Delivery Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon, final camera ready artwork for all packaging Components to be used in the manufacture of the Product that meet the Specifications. For the avoidance of doubt, the parties acknowledge and agree that Client will be responsible for complying with any and all regulatory requirements for the labeling of the Product.

(f)
Active Materials and Client-Supplied Components.  At least [***] before the scheduled production date, Client will deliver the Active Materials and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010), at no cost to Patheon, in sufficient quantity to enable Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. If the Active Materials and/or Client-Supplied Components are not received [***] before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials and/or Client-Supplied Components. But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties. All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer and the Client, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications. For Active Materials or Client-Supplied Components which may be subject to import or export, Client agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

(g)	Intentionally omitted.

(h)
Validation Activities (if applicable). Patheon shall assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products. The fees for this service are not included in the Price and will be set out separately in Schedule C to a Product Agreement.

(i)
Additional Services. If Client requests services other than those expressly set forth herein or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate agreement signed by the parties. If so agreed by the parties, the terms and conditions of this Agreement will apply to these services. Such additional services or items not included in the costs may include, but are not limited to, third party supplier fees for the purchase or use of columns, standards, tooling, non-standard pallets, PAPR or PPE suits (where applicable) and other project-specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components.

2.2    Active Material Yield.

(a)
Reporting. Patheon will give Client a monthly inventory report of the Active Materials held by Patheon using the inventory report form set out in Exhibit C, which will contain the following information for the month by lot number:

Quantity Received: The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.
Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period. The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products including Active Materials lost in the warehouse prior to and during dispensing, and will not include any [***].
Quantity Converted: The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.3(a) or 6.3(b)), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.
Within [***] after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Exhibit D including the calculation of the "Actual Annual Yield" or "AAY" for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:
Quantity Converted during the Year    x    100%
Quantity Dispensed during the Year
After Patheon has produced a minimum of [***] successful commercial production batches of Product and has produced commercial production batches for at least [***] at the Manufacturing Site, the parties will agree on the target yield for the Product at the Manufacturing Site (each, a "Target Yield"). If the parties are unable to agree upon the Target Yield, they will resolve the matter pursuant to the technical dispute process set forth in Section 12.2. The Target Yield will be revised annually to reflect the actual manufacturing experience as agreed to by the parties.

(b)
Shortfall Credit Calculation. If the Actual Annual Yield falls more than the Yield Tolerance (set forth in the Product Agreement) below the respective Target Yield, then the shortfall for the Year (the "Shortfall") will be calculated as follows:

Shortfall Credit = [(Target Yield – Yield Tolerance) – AAY] * Active Materials Credit Value * Quantity Dispensed

(c)
Surplus Calculation. If the Actual Annual Yield is more than the respective Target Yield in a Year, then the surplus for that Year (the "Surplus") will be determined based on the following calculation:

Surplus = [AAY -- Target Yield] * Active Materials Credit Value * Quantity Dispensed

(d)	Credits.
Credit for Shortfall. If there is a Shortfall for a Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than [***] after the end of the Year. Each credit under this Section 2.2(d) will be summarized on the reconciliation report form set forth in Exhibit D. Upon expiration or termination of a Product Agreement, any remaining credit owing under this Section will be paid to Client. The Annual Shortfall, if any, will be disclosed by Patheon on the reconciliation report form.
Surplus Credit. If there is a Surplus for a Product in a Year, then Patheon will be entitled to apply the amount of the Surplus as a credit against any Shortfall for that Product which may occur in the next Year. If there is no Shortfall in the next Year the Surplus credit will expire.
Each credit under this Section 2.2 will be summarized on the reconciliation report prepared in the form set forth in Exhibit D. Upon expiration or termination of a Product Agreement, any remaining Shortfall credit amount owing under this Section 2.2 will be paid to Client.

(e)
Maximum Credit. Patheon's liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D to a Product Agreement.

(f)
No Material Breach. It will not be a material breach of this Agreement by Patheon under Section 8.2(a) solely because the Actual Annual Yield is less than the Target Yield, so long as the Shortfall is not the result of Patheon failing to meet any obligation set forth in this Agreement.

ARTICLE 3
CLIENT'S OBLIGATIONS
3.1    Payment.
Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C in a Product Agreement. These Prices may be subject to adjustment under other parts of this Agreement.
3.2    Active Materials and Qualification of Additional Sources of Supply.

(a)
Client will at its sole cost and expense deliver the Active Materials to Patheon in accordance with Section 2.1(f). If applicable, Patheon and the Client will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement. Title to the Active Materials will at all times remain the property of Client. Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services. Client will be responsible for paying for all rejected Product that arises from defects in the Active Materials which could not be reasonably discoverable by Patheon using the test methods set forth in the Specifications.

(b)
If Client asks Patheon to qualify an additional source for the Active Material or any Component, Patheon may agree to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will agree on the scope of work to be performed by Patheon at Client’s cost. For an Active Material, this work may include: (i) laboratory testing to confirm the Active Material meets existing specifications; (ii) manufacture of an experimental batch of Product that will be placed on three months accelerated stability; and (iii) manufacture of three full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale). Section 6.1(d) will apply to all Product manufactured using the newly approved Active Material or Component because of the limited material characterization that is performed on additional sources of supply.

(b)
Patheon will promptly advise Client if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from a Client designated additional source; and (ii) Patheon and Client will cooperate to reduce or eliminate any supply problems from these additional sources of supply. Client will be obligated to certify all Client designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual certifications, as further set forth in the Quality Agreement, and pursuant to Patheon’s standard certification form. If Patheon agrees to certify a Client designated additional sources of supply on behalf of Client, it will do so at Client’s expense.

ARTICLE 4
CONVERSION FEES AND COMPONENT COSTS
4.1    First Year Pricing.
The Price for the first Year will be listed in Schedules B and C in a Product Agreement and will be subject to the adjustments set forth in Sections 4.2 and 4.3. The Price may also be increased or decreased by Patheon at any time upon written notice to Client if there are changes to the underlying manufacturing, packaging or testing assumptions set forth in Schedule B of the Product Agreement that result in an increase or decrease in the cost of performing the Manufacturing Services. Patheon shall provide documentation as to why such Price for the first year is being increased or decreased; provided however, Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.
4.2    Price Adjustments – Subsequent Years’ Pricing.
After the first Year of the Product Agreement, Patheon may adjust the Price effective January 1st of each Year as follows:

(a)
Manufacturing and Stability Testing Costs. For Products manufactured in the United States or Puerto Rico, Patheon may adjust the conversion component of the Price and the annual stability testing costs for inflation, based upon the preliminary number for any increase in the Producer Price Index pcu325412325412 for Pharmaceutical Preparation Manufacturing (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics in August of the preceding Year compared to the final number for the same month of the Year prior to that, unless the parties otherwise agree in writing. On or before [***], Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year. For Products manufactured outside the United States or Puerto Rico, Patheon may similarly adjust the Price for inflation using an inflation index to be agreed by the parties in a Product Agreement.

(b)
Component Costs. If Patheon incurs an increase in Component costs during the Year, it may increase the Price for the next Year to pass through the additional Component costs at Patheon’s actual cost. If Patheon obtains a decrease in Component costs during the Year, it will decrease the Price for the next Year to pass through [***] of the cost savings to the Client. On or before [***], Patheon will give Client information about the increase or decrease in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase or decrease is justified. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(c)
Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Minimum Order Quantity and the Annual Volume specified in Schedule B to a Product Agreement. The Price is subject to change if the specified Minimum Order Quantity changes or if the Annual Volume is not ordered in a Year. For greater certainty, if Patheon and Client agree that the Minimum Order Quantity will be reduced or the Annual Volume in the lowest tier will not be ordered in a Year whether as a result of a decrease in estimated Annual Volume or otherwise and, as a result of the reduction, Patheon demonstrates to Client that its costs to perform the Manufacturing Services or to acquire the Components for the Product will increase on a per unit basis (including the amount of the increase), then Patheon may increase the Price by an amount sufficient to absorb the documented increased costs. On or before [***], Patheon will give Client a statement and sufficient justification setting forth the information to be applied in calculating those cost increases for the next Year, and the parties will use good faith efforts to approve any such increases. Such cost increase must be approved by Client in advance of cost increases going into effect; provided however, the price increase will not be unreasonably denied if the foregoing process is used and justified. Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(d)
Adjustments Due to Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than the local currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations. The adjustment will be calculated after all other annual Price adjustments under this Section 4.2 have been made. The adjustment will proportionately reflect the increase or decrease, if any, in the Set Exchange Rate compared to the Set Exchange Rate established for the prior Year or the Initial Set Exchange Rate, as the case may be. An example of the calculation of the price adjustment (for a Canadian Manufacturing Site invoiced in USD) is set forth in Exhibit E.

(e)
Tier Pricing (if applicable). The pricing in Schedule B of a Product Agreement is set forth in Annual Volume tiers based upon the Client’s volume forecasts under Section 5.1.  The Client will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the [***] forecast provided in [***].  Within [***], Patheon will send Client a reconciliation of the actual volume of Product ordered by the Client during the Year with the pricing tiers.  If Client has overpaid during the Year, Patheon will issue a credit to the Client for the amount of the overpayment [***] or will issue payment to the Client for the overpayment [***].  If Client has underpaid during the Year, Patheon will issue an invoice to the Client under Section 5.6 for the amount of the underpayment [***].  If Client disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement [***], the matter will be handled under Section 12.1.

(f)
For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or before [***] a revised Schedule B to the Product Agreement to be effective for Product delivered on or after the first day of the next Year. If in any Year Patheon would have been entitled to increase the Price based on any of the provisions of this Section 4.2 but Patheon did not exercise its right to do so, then solely at the expiry of the next subsequent Year, Patheon will be entitled to make a cumulative adjustment for the two year period going forward as if it had made adjustments for each of the two Years. Under no circumstance shall Patheon be entitled to make a price adjustment hereunder for a Year by going back past the immediately prior Year (if no such adjustment had been made for such immediately prior Year). It is not the intention of this section for any such adjustments to be applied retroactively.

4.2.1    The Parties acknowledge that Sterile Products are not included in this Agreement.
4.3    Price Adjustments – Current Year Pricing.
During any Year, the Prices set out in Schedule B of a Product Agreement will be adjusted as follows:
Extraordinary Increases or Decreases in Component Costs. If, at any time, market conditions result in Patheon's cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to an adjustment to the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases or decreases [***] of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases or decreases [***] of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.
For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B to the Product Agreement and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule B to the Product Agreement.
4.4    Adjustments Due to Technical Changes or Regulatory Authority Requirements.

(a)
Technical Changes to Requirements. Technical changes requested by Client will only be implemented following a technical and cost review that Patheon will perform and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment. Technical changes requested by Patheon will only be implemented following an assessment by Patheon and the Client regarding the technical changes that may have an effect on certain areas including, but not limited to Regulatory filings, fees, etc. All technical changes requested by Patheon require the written approval of Client, the approval not to be unreasonably withheld. If Client accepts a proposed Price change, the proposed change in the Specifications and the associated scope of work will be implemented at Client’s cost. All costs relating to the technical changes, including re-validations of the process, or stability program shall be determined by the parties after good faith discussions, and the Price change will become effective only for those orders of Products that are manufactured under the revised Specifications. In addition, Client agrees to purchase, at Patheon's cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory for Firm Orders used under the "old" Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, and if the orders may not be cancelled without penalty, will be assigned to and satisfied by Client.

(b)
Regulatory Changes to Authority Requirements. Regulatory changes to the Specifications requested by Client will be implemented immediately, and will be followed by a good faith effort from both parties to evaluate the cost impact. Regulatory changes to the Manufacturing Site will only be implemented following the written approval of Client, the approval not to be unreasonably withheld. The cost of any such changes shall be agreed to in advance by the parties after good faith discussions.

4.5    Multi-Country Packaging Requirements.
If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

ARTICLE 5
ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1    Orders and Forecasts.

(a)
Long Term Forecast. When each Product Agreement is executed, Client will give Patheon a non-binding [***] forecast of Client’s volume requirements for the Product for the [***] of the term of the Product Agreement (the “Long Term Forecast”). The Long Term Forecast will thereafter be updated annually, [***]. If Patheon is unable to accommodate any portion of the Long Term Forecast, it will notify Client and the parties will agree on any revisions to the forecast.

(b)
Rolling [***] Forecast. When each Product Agreement is executed, Client will give Patheon a non-binding [***] forecast of the volume of Product that Client expects to order in the [***] of commercial manufacture of the Product. This forecast will then be updated by Client on or before the [***] on a rolling forward basis. Client will update the forecast forthwith if it determines that the volumes estimated in the most recent forecast have changed by more than [***]. The most recent [***] forecast will prevail.

(c)
Firm Orders. On a rolling basis during the term of the Product Agreement, Client will issue an updated [***] forecast on or before the [***]. This forecast will start on [***]. Unless otherwise agreed in the Product Agreement, the first [***] of this updated forecast will be considered binding firm orders. Concurrent with the [***] forecast, Client will issue a new firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products. The Delivery Date will not be less than [***] following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client's purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products. The quantities of Products ordered in those written orders will be firm and binding on Client and may not be reduced by Client. Further, for [***] of the [***] forecast, Client commits that its Firm Orders for each of those months will be no less than [***], respectively, of the forecasted amounts for [***].  If Client orders less than the agreed volume, the parties will meet to discuss how to smooth production to meet demand. If it is not possible to smooth production to meet forecasted demand, Client will compensate Patheon for not meeting the Firm Order commitment by paying the [***] for the shortfall between what Client actually ordered and its Firm Order commitment as set forth above or as otherwise provided for in the applicable Product Agreement. The forgoing shall be Patheon’s sole and exclusive remedy for Client’s failure to meet the Firm Order commitment. No amounts shall be payable to Patheon if Client is unable to make the Firm Order commitment because of Force Majeure or because the Product is taken off the market due in response to an action by an Authority or otherwise as required by Applicable Law. Patheon commits to make [***] of the forecasted amounts available to Client, and will reserve [***] of its capacity to meet that commitment. Patheon shall notify Client as soon as possible of impending capacity constraints in relation to Client’s forecasts and/or changes in Client’s demands.

(d)
Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within [***] of its receipt of the Firm Order. The acknowledgement will include, subject to confirmation from the Client, the Delivery Date for the Product ordered. The Delivery Date may be amended by agreement of the parties or as set forth in Section 2.1(f). If Patheon fails to acknowledge receipt of a Firm Order within the [***] period, the Firm Order will be deemed to have been accepted by Patheon.

(e)
Cancellation of a Firm Order. Except for [***], if Client cancels a Firm Order, Client will pay Patheon the [***] for the Firm Order. For purposes of this provision, [***] . Patheon will use commercially reasonable efforts to mitigate all costs related to a cancellation of a Firm Order and to deploy its resources to other clients.

(f)	On Time Delivery.
(i)    Patheon and the Client understand that there may be uncertainties and necessary adjustments in production schedules during the first 6 months of Manufacturing. The parties agree that they will work together closely to expedite deliveries and manage the scheduling of the initial Product launch.
(ii)    If, [***], Patheon is unable to deliver the quantity of Product ordered under a Firm Order [***] of the Delivery Date due to an act or omission by Patheon (a “Late Delivery”), [***]. Nothing herein shall preclude Client from exercising any other rights it may have under this Agreement in connection with Patheon’s failure to timely delivery Product.
(iii)    A Late Delivery will not be a material breach of this Agreement by Patheon for the purposes of Section 8.2. If Patheon has [***] Late Deliveries in any [***], the parties will meet as necessary to amicably resolve the reasons for the Late Deliveries. The parties will agree on a delivery improvement plan [***]. If, after the delivery improvement plan is in place, Patheon has [***] Late Deliveries in any [***], Client may exercise its right to terminate this Agreement for cause under Section 8.2(a) without a further opportunity to cure.
(iv)    For clarity, a Late Delivery will not include any delay in shipment of Product caused by events outside of Patheon’s reasonable control, such as a Force Majeure Event, a delay in delivery of API or Materials (provided that Patheon ordered Materials with sufficient lead time for such Materials to be delivered on a timely basis), a delay in Product release approval from Client, inaccurate Client forecasts, or receipt of non-conforming API or Components supplied by Client.

(g)
Zero Volume Forecast. If Client forecasts zero volume for [***] (the “Zero Forecast Period”), then Patheon will have the option, at its sole discretion, to provide a [***] notice to Client of Patheon’s intention to terminate the Product Agreement on a stated day within the Zero Forecast Period. Client thereafter will have [***] to either (i) withdraw the zero forecast and re-submit a reasonable volume forecast, or (ii) negotiate other terms and conditions on which the Product Agreement will remain in effect. Otherwise, Patheon will have the right to terminate the Product Agreement at the end of the [***] notice period.

5.2    Reliance by Patheon.
(a)    Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a) (b) and (c) in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Products [***] contemplated in the most recent forecast given by Client under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. The Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon.
(b)    Client will reimburse Patheon for the cost of Components ordered by Patheon under Firm Orders or under Section 5.2(a) that are not included in finished Products manufactured for Client within six months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired or are rendered obsolete due to changes in artwork or applicable regulations during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase (plus a [***] handling fee) and destroy the Obsolete Stock. If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.
(c)    If Client fails to take possession or arrange for the destruction of non-expired Components (whose purchase was authorized by Client per Section 5.2 (a)) [***] or, in the case of the delivery of conforming finished Product not accepted by Client [***], Client will pay Patheon [***] per pallet, per month thereafter for storing the Components or finished Product. During the parties’ normal quarterly reviews, Patheon will detail all potential storage costs. To the extent applicable, storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at [***]per pallet per month. Storage fees are subject to a one pallet minimum charge per month. Patheon may ship finished Product held by it longer than [***] to the Client at Client’s expense on [***] written notice to the Client.
5.3    Minimum Orders.
Client may only order Manufacturing Services for batches of Products at or greater than the Minimum Order Quantities as set out in Schedule B to a Product Agreement.
5.4    Delivery and Shipping.
Upon acceptance from Client’s Quality Assurance Department, the Product will be delivered to Client after it has been manufactured and released to the Client by Patheon and released by Client; provided however that such acceptance release by Client shall be within [***] of receipt of all required batch documentation and release to ship by Patheon. Delivery of Products will be made EXW (Incoterms 2010) Patheon’s shipping point unless otherwise agreed in a Product Agreement. Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client’s instructions and as agent for Client, at Client’s risk, (i) arrange for shipping to be paid by Client and (ii) at Client’s risk and expense, obtain any export license or other official authorization necessary to export the Products. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.
5.5    Invoices and Payment.
Invoices will be sent by email to the email address given by Client to Patheon in writing. Invoices will be issued when the Product is manufactured and released by Patheon and Client. Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within [***] of the date of Client’s receipt of an undisputed invoice. If any portion of an invoice is disputed, the Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at [***] per month which is equal to an annual rate of [***].

ARTICLE 6
PRODUCT CLAIMS AND RECALLS
6.1    Product Claims.
(a)    Product Claims. Client has the right to reject any portion or all of any shipment of Products that deviates from the Specifications, cGMPs, or Applicable Laws without invalidating any remainder of the shipment. Client will inspect the Products manufactured by Patheon upon receipt and will give Patheon written notice (a "Deficiency Notice") of all claims for Products that deviate from the Specifications, cGMPs, or Applicable Laws within [***] after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within [***] after discovery by Client, but not after the expiration date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable [***] period, then the delivery will be deemed to have been accepted by Client on the [***] after delivery or discovery, as applicable. Patheon will have no liability for any deviations for which it has not received notice within the applicable [***] period.
(b)    Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have [***] to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice. If Client and Patheon fail to agree within ten days after Patheon's notice to Client as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs, or Applicable Laws, then the parties will mutually select an independent qualified investigator and/or laboratory to evaluate if the Products deviate from the Specifications, cGMPs, or Applicable Laws. This evaluation will be binding on the parties. If the evaluation certifies that any Products deviate from the Specifications, cGMPs, or Applicable Laws, Client may reject those Products in the manner contemplated in this Section 6.1 and Patheon will be responsible for the cost of the evaluation. If the evaluation does not so certify for any of the Products, then Client will be deemed to have accepted delivery of the Products on [***] after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on [***] after discovery thereof by Client, but not after the expiration date of the Product) and Client will be responsible for the cost of the evaluation.
(c)    Shortages and Price Disputes. Claims for shortages in the amount of Products shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be deemed waived if it has not been presented within [***] of the date of a compliant invoice meeting the requirements of this Agreement.
(d)    Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and agreed upon. If after a full investigation as set forth in Section 6.1(b), it is determined that Patheon manufactured Product in accordance with the agreed upon in-process specifications, cGMP, the batch production record, Patheon’s standard operating procedures for manufacturing and the other requirements of the Agreement and the applicable Product Agreement, and a batch or portion of batch of Product does not meet a finished Product Specification, Client will pay Patheon [***] for the non-conforming Product. Patheon will be responsible for the materials and Client will be responsible for the API. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a). If it is determined that the Product failure is due to error on Patheon’s part, Patheon will pay for product disposal, provide a certificate of destruction to the Client, and the API in the non-conforming Product will be excluded from the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a).
6.2    Product Recalls and Returns.
(a)    Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any affected Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. "Recall" will mean any action (i) by Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any Authorities to detain or destroy any of the Products. Recall will also include any action by either party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.
(b)    Recalls. If (i) any Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a "Dear Doctor" letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.
(c)    Product Returns. Client will have the responsibility for handling customer returns of the Products. Patheon will give Client any assistance that Client may reasonably require to handle the returns.
6.3    Patheon’s Responsibility for Defective and Recalled Products.
(a)    Defective Product. If Client rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, Applicable Laws, or the other requirements of this Agreement or the applicable Product Agreement) Patheon will credit Client’s account for Patheon’s invoice price for the defective Products. If Client previously paid for the defective Products, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the defective Products; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Products with conforming Products without Client being liable for payment therefore under Section 3.1, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Products. For greater clarity, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2. Patheon shall promptly reimburse Client for all costs related to the production and shipment of the Client-Supplied Components to Patheon related to the defective Product.
(b)    Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to provide Product that conforms with the Specifications, cGMPs, Applicable Laws or the other requirements of this Agreement or the applicable Product Agreement, in addition to the amounts described under Section 6.3(a), Patheon will also be responsible for the documented out-of-pocket expenses of the Recall or return. For greater clarity, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client's cost and expense.
(c)    Replacement Product. If (i) Client rejects Product under Section 6.3(a) and Patheon or (ii) (A) an independent laboratory pursuant to Section 6.1 determines that or (B) Product is recalled because the Product manufactured and released by Patheon deviates from the Specifications, GMPs, Applicable Laws, or any other requirement of this Agreement or the applicable Product Agreement, Client shall have the right to avail itself of the remedies set forth in Section 6.3(a) above.
(d)    Except as set forth in Sections 6.3(a) and (b) above, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, "Product Claims"). For greater certainty, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from a defect in the Active Materials, Client-Supplied Components or Components supplied by a Client designated additional source that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMP’s, and Applicable Laws, or (vii) is due to any other breach by Client of its obligations under this Agreement.
6.4    Disposition of Defective or Recalled Products.
Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.
6.5    Healthcare Provider or Patient Questions and Complaints.
Client will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Client's customers, healthcare providers or patients will be promptly referred to Client. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Client all agreed upon information that will enable Client to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by Client.
6.6    Sole Remedy.
Except for the indemnity set forth in Section 10.3 [***] and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6, along with any termination rights permitted under this Agreement, will be Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.
ARTICLE 7
CO-OPERATION
7.1    Quarterly Review.
Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen. At each Quarterly Review, Patheon should prepare and provide Client data and reports relating to manufacturing, yield performance, analytical results, inventory, forecasts, and any other matters reasonably requested by Client. Also, Patheon should provide all of the past and on-going quality issues specifically related to Client’s Products including Out Of Trend (OOT), Out Of specifications (OOS), deviation investigations and reports.
7.2    Governmental Agencies.
Subject to Section 7.8, except as otherwise required by Applicable Law, Client (or its designated representatives) shall be the sole communicator with any Authority, including but not limited to governmental agencies, such as the FDA and EMA, responsible for granting regulatory approval for the Products, regarding the Products. Except as otherwise required by Applicable Law or otherwise permitted in this Section 7, Patheon shall not initiate contact with any Authority regarding the Products or respond to any inquiry or communication from any Authority regarding the Products without Client’s prior written approval. If Client is required to submit to an Authority any information concerning the Products or any services provided hereunder, Patheon will provide Client copies of such documentation, data and other information as shall be necessary or reasonably desirable for such submission to the Authorities and such other information in such form as Client may reasonably request. Patheon shall also cooperate and consult as reasonably requested by Client and/or required by the Authorities for development of additional data or performance of studies concerning the Product. Client shall pay Patheon’s reasonable costs and fees for performance under this section. Patheon shall also provide, if required by the Authorities, information concerning its laboratory, manufacturing, quality control procedures and CMC matters with respect to its activities under this Agreement, including any Product Agreement. Patheon shall provide Client all documentation, data and information referred to in this Section 7.2 reasonably in advance of their required submission to allow for Client’s review and comment. Patheon shall endeavor in good faith to satisfactorily resolve/incorporate all Client comments prior to submission.
7.3    Records and Accounting by Patheon.
Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Further information regarding the Records and Accounting by Patheon is set forth in the parties’ Quality Agreement.
7.4    Inspection.
Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.
7.5    Access.
Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws, including reasonable access to the appropriate manufacturing areas while Client products are being manufactured. But, with the exception of “for-cause” audits, Client will be limited each Year to [***] cGMP-type audit, lasting no more than [***], and involving no more than [***]. Client may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of [***] for each additional audit day and [***] per audit day for each additional auditor. The right of access set forth in Sections 7.4 and 7.5 will not include a right to access or inspect Patheon’s financial records.
7.6    Notification of Regulatory Inspections.
Patheon will notify Client as soon as possible but no more than [***] of receipt of any inspections by any Authority specifically involving the Products or otherwise relating to quality matters at the Manufacturing Site or the other facilities in which the Manufacturing Services are performed. Patheon will also notify Client of receipt of any form 483’s or warning letters or any other significant regulatory action or communication from any Authority that relate to the Products or the facility in which the Manufacturing Services are performed or could otherwise reasonably be expected to impact Patheon’s ability to perform hereunder, and provide Client with a copy of such FDA Form 483s, warning letter or any other documents relating to significant regulatory action or communication from any Authority. In connection with any response by Patheon to such Authority related to Products, Patheon shall provide Client all relevant documentation, data and information reasonably in advance of the required submission to allow for Client’s review and comment. Patheon shall endeavor in good faith to satisfactorily resolve/incorporate all Client comments prior to submission
7.7    Reports.
Patheon will supply [***] all Product data in its control, including release test results, change controls, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA. Any additional report requested by Client beyond the scope of cGMPs and customary FDA requirements will be subject to an additional fee to be agreed upon between Patheon and the Client.
7.8    Regulatory Filings.
(a)Regulatory Authority. Client will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.

(b)Verification of Data. Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the relevant portions of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data. Patheon will promptly review the proposed submission and in no event shall take more than [***] (or such shorter period as required to meet the submission date for the relevant document) to perform this review and the parties may agree to a shorter time for the review as needed.

(c)Verification of CMC. Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (all such documentation herein referred to as “CMC”) related to any Marketing Authorization, such as a New Drug Application or Abbreviated New Drug Application, Client will give Patheon a redacted copy of the Drug-Product portion of the CMC as well as all supporting documents which have been relied upon to prepare the CMC. This disclosure will permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Patheon requires [***] to perform this review but the parties may agree to a shorter time for the review as needed. Client will give Patheon copies of all FDA filings at the time of submission which contain CMC information regarding the Product.

(d)Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the "Deficiencies"), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to any pre-approval inspection.

(e)Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. The Client is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority and any relevant costs will be borne by the Client.

7.9    Inspection by Regulatory Authorities.
If Client does not give Patheon the documents requested under clause 7.7(b) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

ARTICLE 8
TERM AND TERMINATION
8.1    Initial Term.
This Agreement will become effective as of the Effective Date and will continue until December 31, 2021 (the "Initial Term"), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically renew after the Initial Term for successive terms of two Years each if there is a Product Agreement in effect, unless either party gives written notice to the other party of its intention to terminate this Agreement at least 24 months prior to the end of the then current term. In any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect as provided in Section 1.2. Each Product Agreement will have an initial term of five Years from the start of commercial manufacture at the Manufacturing Site for the Product unless the parties agree to a different number of Years in the applicable Product Agreement (each, an “Initial Product Term”). Product Agreements will automatically renew after the Initial Product Term for successive terms of two Years each unless either party gives written notice to the other party of its intention to terminate the Product Agreement at least 24 months prior to the end of the then current term.
8.2    Termination for Cause.
(a)    Either party at its sole option may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement or the Product Agreement and in the case of curable material breaches within 60 days following receipt of a written notice (the "Remediation Period") of the breach that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice"). The aggrieved party's right to terminate this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period in the case of remediable breaches (where the breach has not been remedied) and if the termination right in connection with such remediable material breach is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.
(b)    Either party at its sole option may immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.
(c)    Client may terminate a Product Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that prevents Client from researching, developing, importing, exporting, purchasing, selling or otherwise commercializing the Product (an “Authority Action”). But if this occurs, Client must still fulfill all of its obligations under Section 8.4 below and under any Capital Equipment Agreement regarding the Product.
(d)         Either party may terminate this Agreement or a Product Agreement upon six months' prior written notice if the other party assigns under Section 13.6 any of its rights under this Agreement or a Product Agreement to an assignee that, in the opinion of the non-assigning party acting reasonably, is (i) not a credit worthy substitute for the other party or (ii) a Competitor of the non-assigning party.
8.3    Product Discontinuation.
Client will give at least [***] advance notice (or such shorter period if required pursuant to an Authority Action) if it intends to no longer order Manufacturing Services for a Product due to this Product's discontinuance in the market.
8.4    Obligations on Termination.
If a Product Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(a)	Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)
Client will purchase, at Patheon's cost plus [***] handling fee, the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given; provided that Patheon will make commercially reasonable efforts to mitigate any costs payable by Client in connection therewith, which may include canceling any pending orders for such Components, returning or selling items in the Inventory back to its supplier(s) if possible, or otherwise utilizing such Inventory or Components with other Patheon clients or otherwise in Patheon’s business;

(c)
Client will satisfy the purchase price payable under Patheon's orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2, and thereafter Client will have sole right, title and interest in and to such Components;

(d)	Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site;

(e)
Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), [***], all unused Active Material and Client-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove the Client Property [***] following the completion, termination, or expiration of the Product Agreement, Client will pay Patheon [***] per pallet, per month, one pallet minimum (except, if applicable, Client will pay [***] per pallet, per month, one pallet minimum, for any of the Client Property that contains controlled substances, requires refrigeration or other special storage requirements) thereafter for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property; provided that no such charges shall be applicable and payable by Client if Client notifies Patheon to destroy/dispose of such Client Property. Patheon will invoice Client for the storage charges as set forth in Section 5.5 of this Agreement;

(f)
Pursuant to a reasonable written request from Client to Patheon, Patheon shall transfer to Client and/or its designee any and all Client Intellectual Property in Patheon’s possession and shall provide to Client and/or its designee Patheon Intellectual Property, so as to permit Client and/or its designee(s) to produce/manufacture Products with such technical assistance being provided in accordance with a plan provided to Patheon by Client. To the extent transferable, Patheon shall also transfer any license(s) obtained specifically for the production/manufacture of Products under this Agreement. Patheon hereby grants to Client [***] any and all Patheon Intellectual Property to make, have made, use, offer for sale, sell, and import Products, which license shall survive termination of this Agreement. However, no Competitor of Patheon in the business of contract development or manufacture of drug products will be permitted to have access to Patheon’s manufacturing site. The third party manufacturer will be required to sign a customary and appropriate confidentiality agreement with Patheon concerning the nondisclosure of Patheon confidential information that may be involved in the transfer;

(g)
Except to the extent necessary to complete performance pursuant to subsection (f) or to exercise rights that survive the termination of this Agreement, each party as a receiving party shall deliver to the disclosing party such disclosing party’s Confidential Information in the receiving party’s possession or control. Notwithstanding anything in this Agreement that may be to the contrary, Client (and its designees) may continue to retain and use Patheon Confidential Information that is required to maintain marketing approval for a Product and/or is useful to production/manufacture of the Product;

(h)
Promptly following any notice of termination of expiration, Patheon will update and confirm the technical information and specifications for the Product as set forth in the Specifications (Schedule A), Stability Testing protocols and procedures (Schedule C) and the Quality Agreement (Exhibit B) as applicable, to the extent required to reflect any needed changes to manufacturing and validation methods;

(i)	Each party will continue to comply with their obligations under Applicable Law which survive termination of this Agreement;
Any termination or expiration of this Agreement or a Product Agreement will not affect any outstanding obligations or payments due prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement. For greater certainty, termination of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 10, 11, 12 and 13 and Sections 1.3, 1.5, 1.6, 1.7, 6.2, 6.3, 6.4, 6.5, 6.6, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, and 8.4, all of which survive any termination.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1    Authority.
Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
9.2    Client Warranties.
Client covenants, represents, and warrants that:

(a)	Non-Infringement.

(i)	the Specifications for each of the Products are its or its Affiliate's property and that Client may lawfully disclose the Specifications to Patheon;

(ii)
any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate's unencumbered property, (B) may be lawfully used as directed by Client, and (C) to the knowledge of Client does not infringe and will not infringe any Third Party Rights;

(iii)
the performance of the Manufacturing Services by Patheon for any Product under this Agreement or any Product Agreement or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or under any Product Agreement, to the knowledge of Client, does not and will not infringe any Third Party Rights;

(iv)
there are no actions or other legal proceedings against Client, concerning the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;

(b)	Quality and Compliance.

(i)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;

(ii)
the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws may be lawfully sold and distributed in every jurisdiction in which Client markets the Products; and

(iii)
on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3    Patheon Warranties.
Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws;

(b)	it has or shall have and shall maintain all necessary licences, permits, and approvals required by any Regulatory Authority for the manufacture of the Product;

(c)
it has disclosed and will disclose to Client all warnings or other notices from any applicable Regulatory Authority it has received relating to its Manufacturing Site to the extent that such notice or warning would affect Patheon’s ability to perform the Manufacturing Services in accordance with this Agreement;

(d)	it shall not at any time without Client's prior written consent:

(i)	make any changes to the manufacturing, packaging, testing, or storage of the Product; or

(ii)	knowingly take any actions which would likely affect the validation status or quantity of the Product

(e)
any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not knowingly infringe and will not knowingly infringe any Third Party Rights;

(f)	the Product when delivered will be in compliance with the certificate of analysis provided by Patheon to Client with respect thereto;

(g)
all right, title and interest in the Product will be transferred to Client free of any and all liens, security interests or other encumbrances (provided however, Client has provided all API and Client Supplied Components to Patheon free of any and all liens, security interests or other encumbrances; and

(h)	the Manufacturing Services and other work performed hereunder will be performed in a professional, expeditious and workmanlike manner, consistent with industry standards.
9.4    Debarred Persons.
Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States).
9.5    Permits.
Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.
Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.
9.6    No Warranty.

EACH PARTY HERETO MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY PRODUCTS CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE U.S. OR IN ANY OTHER COUNTRY, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF ANY PRODUCTS AFTER THE EFFECTIVE DATE.

ARTICLE 10
REMEDIES AND INDEMNITIES
10.1    Consequential Damages.
Except in connection with [***] provisions of this Agreement (all the foregoing the “Exceptions”), under no other circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.
10.2    Limitation of Liability.
(a)    Defective or Recalled Product. Other than in the case of the Exceptions, Patheon’s maximum aggregate liability to Client for any obligation to (i) refund, offset or replace any defective Product under Section 6.3(a) or (ii) replace any recalled Products under Section 6.3(b), will not [***]. This Section 10.2(a) will not be subject to Section 10.2(c).
(b)    Active Materials. Except (i) as expressly set forth in Section 2.2, (ii) in connection with the Exceptions, (iii) [***] and (iv) as otherwise provided under this Agreement, Patheon will not be responsible for any loss or damage to the Active Materials and Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D of a Product Agreement.
(c)    Maximum Liability. Other than in the case of the Exceptions, [***] and as provided under Section 10.2(a) above, Patheon’s maximum liability to Client under this Agreement or any Product Agreement for any reason whatsoever will not exceed on a per Product basis [***].
(d)    Nothing in this Agreement is intended to limit either party’s liability for death or personal injury caused by its negligence or fraudulent misrepresentation.
10.3    Patheon Indemnity.
(a)    Patheon agrees to defend and indemnify and hold harmless Client, its officers, employees, Affiliates and agents against all losses, damages, fines, penalties, costs, expenses (including reasonable attorneys’ fees and court costs), claims, suits, proceedings, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) (all the foregoing, “Third-Party Claims”) resulting from, or relating to (i) any claim that is the result of a failure by Patheon to perform its obligations under this Agreement, including that the Manufacturing Services were not performed in accordance with the Specifications, cGMPs, and Applicable Laws and the other requirements of this Agreement and the applicable Product Agreement, (ii) the gross negligence or willful misconduct of Patheon or any of its personnel, representatives, Affiliates or subcontractors or, (iii) any claim of infringement or alleged infringement of any Third Party Rights regarding the use of Patheon Intellectual Property pursuant to this Agreement (but excluding any Client Intellectual Property included or utilized in connection therewith) except to the extent that such Third Party Claims are due to the negligence or wrongful act(s) of Client, its officers, employees, agents, or Affiliates.
(b)    If a Third-Party Claim occurs for which indemnification is sought under the foregoing, Client will: (a) promptly notify Patheon of the Third-Party Claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the Third-Party Claim (at Patheon’s sole cost and expense); and (d) permit Patheon to control the defense and settlement of the Third-Party Claim, all at Patheon's cost and expense. Client and the other indemnitees may participate in the defense and settlement of any Third-Party Claim using counsel of its own choice at its own expense. Patheon shall not settle any Third-Party Claim in a manner that adversely affects the rights of the Client or any other indemnitee without the Client’s or such other indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. The Client's or any other indemnitee’s failure to perform any obligations under this Section shall not relieve Patheon of its obligations hereunder, except to the extent that Patheon can demonstrate that it has been materially prejudiced as a result of such failure.
10.4    Client Indemnity.
(a)    Client agrees to defend and indemnify and hold harmless Patheon, its officers, employees, and agents against all Third-Party Claims resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof (but excluding any Patheon Intellectual Property included or utilized in connection therewith), or any claim that is the result of a breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein, except to the extent that the Third-Party Claims are due to the negligence or wrongful act(s) of Patheon, its officers, employees, Affiliates or agents.
(b)    If a Third-Party Claim occurs for which indemnification is sought under the foregoing, Patheon will: (a) promptly notify Client of the Third-Party Claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the Third-Party Claim (at Client’s sole cost and expense); and (d) permit Client to control the defense and settlement of the Third-Party Claim, all at Client's cost and expense. Patheon and the other indemnitees may participate in the defense and settlement of any Third-Party Claim using counsel of its own choice at its own expense. Client shall not settle any Third-Party Claim in a manner that adversely affects the rights of Patheon or any other indemnitee without Patheon’s or such other indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. Patheon's or any other indemnitee’s failure to perform any obligations under this Section shall not relieve Client of its obligations hereunder, except to the extent that the Client can demonstrate that it has been materially prejudiced as a result of such failure.
10.5    Reasonable Allocation of Risk.
This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.
ARTICLE 11
CONFIDENTIALITY
11.1    Confidential Information.
“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. Furthermore, any data, reports, information, deliverables, test results, and materials related to the Product generated or made by Patheon under this Agreement (all the foregoing, “Deliverables”) and Product shall be deemed Confidential Information of Client.
For the purposes of this ARTICLE 11, a party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”
11.2    Use of Confidential Information.
The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using all reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature.
11.3    Exclusions.
The obligations of confidentiality will not apply to the extent that the information:
(a)    is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;
(b)    is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;
(c)    is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient, after due inquiry, to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;
(d)    is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or
(e)    is expressly authorized for release by the written authorization of the Disclosing Party.
Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.
11.4    Photographs and Recordings.
Except as required by Law, neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.
11.5    Permitted Disclosure.
Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.
Furthermore, no provision of this Agreement shall be construed so as to preclude disclosure of Patheon Confidential Information by Client as may be reasonably necessary or useful for Client to secure from any Authority necessary marketing or other approvals or licenses for a Product.
Client may disclose this Agreement to one or more third parties (i) in connection with a proposed sale, merger, financing, loan, investment or similar transaction (each a “Potential Transaction”) so long as those third parties subject to obligations of confidentiality and are limited to using information derived from this Agreement solely for purposes of evaluating whether to enter into one or more of the Potential Transactions and no other purpose.
11.6    Marking.
The Disclosing Party agrees to use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within 30 days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form. Notwithstanding the foregoing, any information which by its nature is confidential and would be judged so under a reasonable standard, or is disclosed, or provided, under circumstances reasonably indicating it is confidential or proprietary, shall be considered Confidential Information regardless of whether a party has marked the Confidential Information as “Confidential” or “Proprietary” or has otherwise identified the information as being confidential.
11.7    Return of Confidential Information.
Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement.
11.8    Remedies.
The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Agreement and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief (without the need to post bond or other security or to otherwise demonstrate monetary damages) to prevent breaches of this Agreement and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Agreement but will be in addition to any and all other remedies available at law or in equity.

ARTICLE 12
DISPUTE RESOLUTION
12.1    Commercial Disputes.
If any dispute arises out of this Agreement or any Product Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Executive Officer (in the case or Client) or to the Chief Operating Officer (in the case of Patheon), or another officer as he/she may designate, of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.17.
12.2    Technical Dispute Resolution.
If a dispute arises (other than disputes under Sections 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a "Technical Dispute"), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as possible and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Exhibit A. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
12.3    Injunctive Relief.
Nothing in this Article 12 above shall prevent a party from seeking and obtaining temporary or preliminary injunctive or equitable relief to protect the interests of such party pending the outcome of the dispute resolution proceedings set forth above.
ARTICLE 13
MISCELLANEOUS
13.1    Inventions.
(a)    For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services solely for Client.
(b)    All Intellectual Property generated or derived by Patheon while performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use, and sale of Client’s Product that is the subject of the Manufacturing Services along with all Deliverables (such Intellectual Property and Deliverables collectively, “Client Arising Intellectual Property”), will be the exclusive property of Client.
(c)    All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client [***] to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture the Product(s).
(d)    Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions. Each party will cooperate with the other party in the filing and prosecution of patent applications related to Inventions in which such other party has an ownership interest as a result of activities under this Agreement or otherwise in the registering, perfecting or recording its rights in or to its respective Intellectual Property. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications, and causing its personnel (including all subcontractors) to irrevocably waive, to the extent permitted by Law, any and all claims such personnel (including all subcontractors) may now or hereafter have in any jurisdiction to so-called "moral rights" or rights of droit moral.
(e)    Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.
(f)    Patheon agrees, and will cause its personnel (including all subcontractors) to agree, that with respect to any Client Arising Intellectual Property that may qualify as "work made for hire" as defined in 17 U.S.C. §101, such Client Arising Intellectual Property are hereby deemed a "work made for hire" for Client. To the extent that any of the Client Arising Intellectual Property do not constitute a "work made for hire", Patheon hereby irrevocably assigns, and shall cause its personnel (including all subcontractors) to irrevocably assign to Client, in each case without additional consideration, all right, title and interest throughout the world in and to the Client Arising Intellectual Property, including all intellectual property rights therein.
13.2    Intellectual Property.
Subject to Section 13.1, all Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.
13.3    Insurance.
Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party, including any storage obligations, under this Agreement through the term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) $[***] for each occurrence for personal injury or property damage liability; and (ii) $[***] in the aggregate per annum for product and completed operations liability. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of 30 days' written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
13.4    Independent Contractors.
The parties are independent contractors and this Agreement and any Product Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties. A party shall have no authority to bind or act on behalf of the other Party. This Agreement shall not entitle Patheon to participate in any benefit plan or program of Client. Patheon shall be responsible for, and agrees to comply with, obligations under all applicable tax laws for payment of income and, if applicable, self-employment tax. Patheon is not entitled to worker’s compensation coverage by Client, and Patheon hereby waives any and all rights Patheon may have to be covered under Client’s worker’s compensation policies.
13.5    No Waiver.
Either party's failure to require the other party to comply with any provision of this Agreement or any Product Agreement will not be deemed a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.
13.6    Assignment.

(a)
Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld. But Patheon may arrange for subcontractors to perform specific testing services arising under any Product Agreement with the consent of Client, not to be unreasonably delayed or withheld. Further it is specifically agreed that Patheon may subcontract any part of the Manufacturing Services under a Product Agreement to any of its Affiliates.

(b)
Subject to Section 13.6(a), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement, and Client will remain liable hereunder. Any partial assignment of this Agreement or a Product Agreement will be subject to Patheon’s cost review of the assigned Products, such review to be performed on an expeditious basis. Client will reimburse Patheon for any costs incurred by Patheon in connection with the partial assignment including any expenses incurred by Patheon for any due diligence audits in connection with the partial assignment.

(c)
Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.

13.7    Force Majeure.
Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party's reasonable control, including, but not limited to, strikes, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right provided that that any of these affect the ability to produce or manufacture the Product (a "Force Majeure Event"). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. The parties may agree to excuse a party from the timelines for payment under this Agreement do to a Force Majeure Event, but such event shall not relieve a party from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.
13.8    Additional Product.
Additional Products may be added to, or existing Products deleted from, any Product Agreement by amendments to the Product Agreement including Schedules A, B, C, D, and E as applicable.
13.9    Notices.
Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by express delivery (like FedEx, UPS, DHL), by sending the same by certified first class mail, postage prepaid (return receipt requested) to the respective addresses set forth below:
If to Client:
Keryx Biopharmaceuticals, Inc.
One Marina Park Drive, 12th Floor
Boston, MA 02210
Attention: CEO
With a copy (which will not constitute notice) to:
Keryx Biopharmaceuticals, Inc.
One Marina Park Drive, 12th Floor
Boston, MA 02210
Attention: General Counsel
If to Patheon:
[***]
With a copy to:
[***]

or to any other addresses given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner. Routine notices relating to invoices, purchase orders and forecasts may be sent by email.
13.10    Severability.
If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.
13.11    Entire Agreement.
This Agreement, together with the applicable Product Agreement, and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement.
13.12    Other Terms.
No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.
13.13    No Third Party Benefit or Right.
For greater certainty, nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement.
13.14    Execution in Counterparts.
This Agreement and any Product Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
13.15    Use of Client Name.
Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client.
13.16    Taxes.
(a)    The Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) ("Tax" or "Taxes"), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except:

(i)	any Tax based on net income or gross income that is imposed on Patheon by its jurisdiction of formation or incorporation ("Resident Jurisdiction");

(i)	any Tax based on net income or gross income that is imposed on Patheon by jurisdictions other than its Resident Jurisdiction if this tax is based on a permanent establishment of Patheon; and

(ii)
any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (as more fully defined in subparagraph (d) below), Goods & Services Tax ("GST") and similar taxes.

(b)    If the Client is required to bear a tax, duty, levy or similar charge under this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, the Client will pay the tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if the tax, duty, levy or similar charge did not exist.
(c)    Patheon will not collect an otherwise applicable tax if the Client's purchase is exempt from Patheon's collection of the tax and a valid tax exemption certificate is furnished by the Client to Patheon.
(d)    If subparagraph 13.16 (a)(iii) does not apply, any payment due under this Agreement for the provision of Services to the Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). If any VAT is payable on a Service supplied by Patheon to the Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) the Client. If VAT on the supplies of Patheon is payable by the Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), the Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to the Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by the Client, if the Client is permitted by law to do so.
(e)    Unless consented to by Patheon (such consent not to be unreasonably withheld, conditioned or delayed), any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise. Further, for any Tax remitted by Client but as to which Patheon is liable hereunder, if so requested by Client, Patheon shall promptly reimburse Client for such amounts paid on Patheon’s behalf.
13.17    Governing Law.
This Agreement and any Product Agreement, unless otherwise agreed by the parties in the Product Agreement, will be construed and enforced in accordance with the laws of the State of New York and the laws of the United States of America applicable therein, without application of conflicts of laws provisions that would otherwise apply the substantive law of another jurisdiction. Subject to the alternative dispute resolutions provision set forth in Article 12 above, any legal suit, action or proceeding arising out of or related to this Agreement or the services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York, in each case located in New York County, New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.
[Signature page to follow]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON MANUFACTURING SERVICES LLC
By: /s/ [***]
Name: [***]
Title: Director, Business Management

KERYX BIOPHARMACEUTICALS, INC.
By: /s/ Greg Madison
Name: Greg Madison
Title:     President & CEO
APPENDIX 1
FORM OF PRODUCT AGREEMENT
(Includes Schedules A to E)

PRODUCT AGREEMENT
This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated [insert date] between Patheon Manufacturing Services LLC and Keryx Biopharmaceuticals, Inc. (the “Master Agreement”), and is entered into [insert effective date] (the “Effective Date”), between Patheon Manufacturing Services LLC, a limited liability company existing under the laws of the State of Delaware, having a principal place of business at 5900 Martin Luther King Jr. Highway, Greenville, NC 27834 [or Patheon Affiliate address] (“Patheon”) and Keryx Biopharmaceuticals, Inc. a corporation existing under the laws of the State of Delaware, having a principal place of business at One Marina Park Drive, 12th Floor, Boston, MA 02210 (“Client”).
The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.
The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.

1.	Product List and Specifications (See Schedule A attached hereto)

2.	Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)

3.	Annual Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)

4.	Active Materials, Active Materials Credit Value, and Maximum Credit Value (See Schedule D attached hereto)
5.    Territory: (insert the description of the Territory here)

6.	Manufacturing Site: (insert address of Patheon Manufacturing Site where the Manufacturing Services will be performed)

7.	Governing Law: (if applicable under Section 13.17 of the Master Agreement)

8.	Inflation Index: (if applicable under Section 4.2(a) of the Master Agreement for Products manufactured outside of the Unites States or Puerto Rico)

9.	Currency: (if applicable under Section 1.4 of the Master Agreement)

10.	Initial Set Exchange Rate: (if applicable under Section 4.2(d) of the Master Agreement)
11.    Initial Product Term: (if applicable under Section 8.1 of the Master Agreement)
12.    Notices: (if applicable under Section 13.9 of the Master Agreement)

13.	Other Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)

________________________________________

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.

PATHEON MANUFACTURING SERVICES LLC
By: _____________________________
Name: ___________________________
Title: _____________________________

KERYX BIOPHARMACEUTICALS, INC.
By: _____________________________
Name: ___________________________
Title: _____________________________

SCHEDULE A
PRODUCT LIST AND SPECIFICATIONS
Product List

Specifications
Prior to the start of commercial manufacturing of Product under this Agreement Client will give Patheon the originally executed copies of the Specifications as approved by the applicable Regulatory Authority. If the Specifications received are subsequently amended, then Client will give Patheon the revised and originally executed copies of the revised Specifications. Upon acceptance of the revised Specifications, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

SCHEDULE B
MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE

1.
The following cost items are included in the Price for the Products:
[***]
The following cost items are not included in the Price for the Products:
[***]

SCHEDULE C
ANNUAL STABILITY TESTING [and VALIDATION ACTIVITIES (if applicable)]
Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products. This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.
[***]

SCHEDULE D
ACTIVE MATERIALS

Active Materials	Supplier*

* In the future Client may supply Patheon with the API from other suppliers which are not yet listed above.
ACTIVE MATERIALS CREDIT VALUE
The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Client’s actual cost for Active Materials not to exceed $____ per kilogram

MAXIMUM CREDIT VALUE
Patheon's liability for Active Materials calculated in accordance with Section 2.2 of the Master Agreement [for any Product] in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
[***] per Year to Patheon under this Product Agreement.
(a)
SCHEDULE E
REPORTING REQUIREMENTS
[End of Product Agreement]

EXHIBIT A
TECHNICAL DISPUTE RESOLUTION
Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:
1.Appointment of Expert. Within ten Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable neutral expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within the ten Business Day period, or in the event of disclosure of a conflict by an expert which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.
2.Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1-16, or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert's determination or the procedure by which the expert reaches his determination under this Exhibit A.
3.Procedure. Where an expert is appointed:

(a)
Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or another other date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 3(b) hereof.

(b)
Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)
Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

(d)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.

(e)
Costs. Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

EXHIBIT B
COMMERCIAL QUALITY AGREEMENT

EXHIBIT C
MONTHLY ACTIVE MATERIALS INVENTORY REPORT

TO:        KERYX BIOPHARMACEUTICALS, INC.

FROM:        PATHEON MANUFACTURING SERVICES LLC

RE:	Active Materials monthly inventory report under Section 2.2(a) of the Master Manufacturing Services Agreement dated • (the "Agreement")

Reporting month:

Active Materials on hand

at beginning of month:	kg (A)

Active Materials on hand

at end of month:	kg (B)

Quantity Received during month:	kg (C)

Quantity Dispensed during month:	kg
(A + C – B)

Quantity Converted during month:	kg
(total Active Materials in Products produced
and not rejected, recalled or returned)

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE:

PATHEON MANUFACTURING SERVICES LLC

Per:
Name:
Title:

EXHIBIT D
REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION
AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:        KERYX BIOPHARMACEUTICALS, INC.

FROM:	PATHEON MANUFACTURING SERVICES LLC

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Master Manufacturing Services Agreement dated • (the "Agreement")

Reporting Year ending:

Active Materials on hand

at beginning of Year:	kg (A)

Active Materials on hand

at end of Year:	kg (B)

Quantity Received during Year:	kg (C)

Quantity Dispensed during Year:	kg (D)
(A + C - B)

Quantity Converted during Year:	kg (E)
(total Active Materials in Products produced
and not rejected, recalled or returned)

Active Materials Credit Value:	$ / kg (F)

Target Yield:	% (G)

Actual Annual Yield:	% (H)
((E ∕ D) * 100)

Shortfall:	$ (I)

(((G – Yield Tolerance) - H) ∕ 100) * F * D	(if a negative number, insert zero)

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of $            .

Surplus Credit:                $                    (J)
(H – G ∕ 100) * F * D

Based on the foregoing reimbursement calculation Patheon may carry forward one Year a Surplus Credit in the amount of $            .

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE:

PATHEON MANUFACTURING SERVICES LLC

Per:
Name:
Title:

EXHIBIT E
EXAMPLE OF PRICE ADJUSTMENT DUE TO CURRENCY FLUCTUATION
Section 4.2(d)

Time period: 10/01/11 to 09/30/12.
Average (365 days):
0.998
-- "Set Exchange Rate"
SAMPLE EXCHANGE CALCULATION
Initial Exchange Rate:
1.000
CAD/USD
Set Exchange Rate:
0.998
CAD/USD
Initial Price:
3.59
Revised Price (FX):
3.70
(Material price and PPI adjustments)
Calculation:
[Revised Price (After FX)] = [Revised Price (Before FX)] X [Initial Exchange Rate] / [Set Exchange Rate]
= 3.70 X [1.000 / 0.998]
= 3.71

Confidential Materials Omitted, Designated Herein as [***], and Filed Separately with the Securities and Exchange Commission
PRODUCT AGREEMENT
This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated September 27, 2016 between Patheon Manufacturing Services LLC and Keryx BioPharmaceuticals (the “Master Agreement”), and is entered into October 5, 2016 (the “Effective Date”), between Patheon Manufacturing Services LLC, a limited liability company existing under the laws of the State of Delaware, having a principal place of business at [***] (“Patheon”) and Keryx BioPharmaceuticals, Inc., a corporation existing under the laws of Delaware, having a principal place of business at One Marina Park Drive, 12th Floor, Boston, MA 02210 (“Client”).

The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.
The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.

3.	Product List and Specifications (See Schedule A attached hereto)

4.	Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)

3.	Annual Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)

4.	Active Materials, Active Materials Credit Value, and Maximum Credit Value (See Schedule D attached hereto)

5.	Client Supply Chain Inventory Documentation Requirements (See Schedule E attached hereto)

6.	Yearly Forecasted Volume: Not applicable
7.    Territory: USA

8.	Manufacturing Site: [***]

9.	Governing Law: New York per the Master Agreement

10.	Inflation Index: Per Section 4.2(a) of the Master Agreement

11.	Currency: $ USD

12.	Initial Set Exchange Rate: Not applicable
13.    Initial Product Term: From the Effective Date until December 31, 2021.
14.    Notices: Per Section 13.9 of the Master Agreement

15.	Other Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)

________________________________________

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.

PATHEON MANUFACTURING SERVICES LLC
By: /s/ [***]
Name: [***]
Title: Director, Business Management

KERYX BIOPHARMACEUTICALS, INC.
By: /s/ Greg Madison
Name: Greg Madison
Title: President & CEO

SCHEDULE A
PRODUCT LIST AND SPECIFICATIONS
Product List
Auryxia [***]

Specifications
[***]

SCHEDULE B
MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE
[***]

SCHEDULE C
ANNUAL STABILITY TESTING
Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products. This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.

SCHEDULE D
ACTIVE MATERIALS

Active Materials	Supplier
Auryxia, Fexeric	[***]

ACTIVE MATERIALS CREDIT VALUE
The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Auryxia, Fexeric	Ferric Citrate	[***]

MAXIMUM CREDIT VALUE
Patheon's liability for Active Materials calculated in accordance with Section 2.2 of the Master Agreement [for any Product] in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
Auryxia, Fexeric	[***] per Year to Patheon under this Product Agreement.

YIELD TOLERANCE
[***]

SCHEDULE E
Client Supply Chain Inventory Documentation Requirements
[***]

Confidential Materials Omitted, Designated Herein as [***], and Filed Separately with the Securities and Exchange Commission
PRODUCT AGREEMENT
FOR FERRIC CITRATE IR TABLETS (BRC)
This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated 27 September 2016 between Patheon Manufacturing Services LLC and Keryx BioPharmaceuticals (the “Master Agreement”), and is entered into 12 October 2017 (the “Effective Date”), between Patheon UK Limited, a corporation existing under the laws of England, having a principal place of business at [***] (“Patheon”) and Keryx BioPharmaceuticals, Inc., a corporation existing under the laws of Delaware, having a principal place of business at One Marina Park Drive, 12th Floor, Boston, MA 02210 (“Client”).

The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.
The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.

5.	Product List and Specifications (See Schedule A attached hereto)

6.	Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)

3.	Annual Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)

4.	Active Materials, Active Materials Credit Value, and Maximum Credit Value (See Schedule D attached hereto)

5.	Client Supply Chain Inventory Documentation Requirements (See Schedule E attached hereto)

6.	Yearly Forecasted Volume: Not applicable
7.    Territory: EU and USA

8.	Manufacturing Site: [***]

9.	Governing Law: New York per the Master Agreement

10.	Inflation Index: Per Section 4.2(a) of the Master Agreement

11.	Currency: $ USD

12.	Initial Set Exchange Rate: Not applicable
13.    Initial Product Term: From the Effective Date until December 31, 2021.
14.    Notices: [***]
15.    Other Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)
The first sentence of Section 2.1(f) of the Master Agreement will be modified for purposes of this Product Agreement only as follows until such time as the API full testing is not required, following which time the first sentence of such section shall govern again.
“[***], Client will deliver the Active Materials and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010), at no cost to Patheon, in sufficient quantity to enable Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date.”
________________________________________

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.

PATHEON UK LIMITED
By: /s/ [***]
Name: [***]
Title: Sr. Dir. GCS

KERYX BIOPHARMACEUTICALS, INC.
By: /s/ Greg Madison
Name: Greg Madison
Title: President & CEO

SCHEDULE A
PRODUCT LIST AND SPECIFICATIONS
Product List
Ferric Citrate IR Tablets, [***]
Specifications
[***]

SCHEDULE B
MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE
[***]

SCHEDULE C
ANNUAL STABILITY TESTING
Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products. This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.
[***]

SCHEDULE D
ACTIVE MATERIALS

Active Materials	Supplier
Auryxia, Fexeric	[***]

ACTIVE MATERIALS CREDIT VALUE
The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Auryxia, Fexeric	Ferric Citrate	[***]

MAXIMUM CREDIT VALUE
Patheon's liability for Active Materials calculated in accordance with Section 2.2 of the Master Agreement [for any Product] in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
Auryxia, Fexeric	[***] per Year to Patheon under this Product Agreement.

YIELD TOLERANCE
[***]

SCHEDULE E
Client Supply Chain Inventory Documentation Requirements
[***]

Doc #: 924418.1